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                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
Hosiery Corporation of America
Bensalem, Pennsylvania

  We consent to the use in this Registration Statement of Hosiery Corporation of America, Inc. on Form S-1 of our report dated February 27, 1996, appearing in the Prospectus, which is a part of this Registration Statement, and our report dated February 27, 1996 relating to the financial statement schedule included elsewhere in this Registration Statement.

  We also consent to the reference to us under the headings "Selected Consolidated Financial and Other Data" and "Experts" in such Prospectus.

Deloitte & Touche llp
Philadelphia, Pennsylvania

June 28, 1996